Exhibit 4.3

THIS GLOBAL SECURITY IS REGISTERED IN THE NAME OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER (AS DEFINED IN THE INDENTURE) OR A NOMINEE OF THE COMMON SAFEKEEPER. THIS GLOBAL SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON SAFEKEEPER OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS GLOBAL SECURITY (OTHER THAN A TRANSFER OF THIS GLOBAL SECURITY AS A WHOLE BY THE COMMON SAFEKEEPER TO A NOMINEE OF THE COMMON SAFEKEEPER OR BY A NOMINEE OF THE COMMON SAFEKEEPER TO THE COMMON SAFEKEEPER OR ANOTHER NOMINEE OF THE COMMON SAFEKEEPER) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER (WHICH SHALL INITIALLY BE CLEARSTREAM BANKING S.A.) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON SAFEKEEPER OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER (AND ANY PAYMENT IS MADE TO THE COMMON SAFEKEEPER OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON SAFEKEEPER, HAS AN INTEREST HEREIN.

No. [●]	ISIN No.: [●]
Common Code: [●]

€[●]
1.375% SENIOR NOTES DUE 2028

AMERICAN MEDICAL SYSTEMS EUROPE B.V. promises to pay
to the person whose name is entered in the register maintained by the Registrar in relation to the
Notes as the duly registered Holder in the aggregate principal sum of
[●]EUROS (€[●]) or such other amount as indicated on the Schedule of Increases or Decreases in the Global Note attached hereto, on
March 8, 2028.

Guaranteed by

BOSTON SCIENTIFIC CORPORATION

Interest Payment Date: March 8 of each year, commencing March 8, 2023.

Regular Record Date: On the Business Day immediately preceding the relevant interest payment date.

Issue Date: March 8, 2022

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: March 8, 2022

AMERICAN MEDICAL SYSTEMS EUROPE B.V.

By:
	Name:	[●]
	Title:	[●]

Attest:
By:
	Name:	[●]
	Title:	[●]

AUTHENTICATED by

ELAVON FINANCIAL SERVICES DAC,
in its capacity as Security Registrar

By:
Name: [●]
Title: [●]

Dated: March 8, 2022

EFFECTUATED for and on behalf of:
CLEARSTREAM BANKING S.A.

as Common Safekeeper, without recourse,
warranty or liability

By:
[●]

Dated: March 8, 2022

[REVERSE OF FORM OF SECURITY]

AMERICAN MEDICAL SYSTEMS EUROPE B.V.

1.375% SENIOR NOTES DUE 2028

1.            Interest. AMERICAN MEDICAL SYSTEMS EUROPE B.V., incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) in the Netherlands with its statutory seat in Amsterdam, the Netherlands, registered with the Dutch Chamber of Commerce under number 34185686 (the “Issuer”) and an indirect wholly owned subsidiary of Boston Scientific Corporation (the “Guarantor”), which definitions shall include any successor thereto in accordance with the Indenture (as defined below), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the reverse side hereof at a rate of 1.375% per annum. Interest on the 1.375% Senior Notes Due 2028 (the “Securities”) will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from March 8, 2022 to but excluding the date on which interest is paid. Interest shall be payable in arrears on March 8 of each year (each an “Interest Payment Date”), commencing March 8, 2023. Interest on the Securities will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities (or March 8, 2022 if no interest has been paid on the Securities), to but excluding the next scheduled Interest Payment Date.

2.            Method of Payment. The Issuer will pay interest on the Securities to the Persons who are registered Holders of Securities at the close of business on the immediately preceding March 8 of each year (each, a “Regular Record Date”). Holders must surrender Securities to a Paying Agent to collect principal payments. The Issuer will pay principal, the Redemption Price (pursuant to paragraph 5 and paragraph 6 herein, as applicable), any Change of Control Payment and interest in Euro. If such currency is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or if such currency is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until such currency is again available to the Issuer or so used. In such circumstances, the amount payable on any date in Euro will be converted by the Issuer into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/Euro exchange rate published in the Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default under the Securities or the Indenture (as defined below). For purposes of these Securities, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system, or any successor thereto, is open.

3.            Paying Agent, Security Registrar. Initially, Elavon Financial Services DAC will act as Paying Agent and Security Registrar. The Issuer may change any Paying Agent or Security Registrar without notice.

4.            Indenture. The Issuer issued the Securities under an Indenture, dated as of March 8, 2022 (the “Indenture”), among Boston Scientific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company” or the “Guarantor”), having its principal office at 300 Boston Scientific Way, Marlborough, Massachusetts, USA, 01752, the Issuer and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”). This Security is one of an issue of Securities of the Issuer issued under the Indenture. The terms of the Securities include those stated herein and in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended from time to time (the “TIA”). The Securities are subject to all such terms, and Holders of the Securities are referred to the Indenture and the TIA for a statement of them. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture. The Securities constitute senior unsecured obligations of the Issuer and, as such, shall be general unsecured and unsubordinated obligations of the Issuer ranking equally in right of payment with all of the Issuer’s other future unsecured and unsubordinated indebtedness and be senior to any future indebtedness of the Issuer that is subordinated to the Securities. The Issuer may, subject to the terms of the Indenture and applicable law, issue additional Securities under the Indenture. The Securities issued on March 8, 2022 and any additional Securities subsequently issued shall be treated as a single class for all purposes of the Indenture. The Indenture contains covenants that restrict the ability of the Company and its Subsidiaries, with certain exceptions, to incur liens and that restrict the ability of the Company and the Issuer to merge or consolidate with another entity or transfer all or substantially all of the property and assets of the Company or the Issuer, as applicable.

5.            Optional Redemption. Prior to the Par Call Date (as defined below), the Issuer may redeem the Securities, in whole or in part, at the Issuer’s option, on at least 10 days, but no more than 60 days prior written notice mailed to the registered Holders of the Securities to be redeemed (with a copy to the Trustee), at any time at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Securities being redeemed; or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon to the applicable Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption (the “Redemption Date”) on an annual basis (ACTUAL/ACTUAL(ICMA)) at the Comparable Government Bond Rate (as defined below) plus 25 basis points, plus, in each case, accrued and unpaid interest on the Securities to, but not including, the Redemption Date (subject to the right of Holders as of the close of business on a Regular Record Date to receive interest due on the related Interest Payment Date). At any time and from time to time on or after February 8, 2028 (the date that is one month prior to the maturity date of the Securities) (the “Par Call Date”), the Issuer may redeem the Securities, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the Redemption Date.

“Comparable Government Bond Rate” means, for any Redemption Date, the rate per annum equal to the annual equivalent yield to maturity or interpolated yield to maturity (on a day count basis), computed as the third Business Day immediately preceding that Redemption Date, of the Comparable Government Issue (as defined below), assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price (as defined below) for such Redemption Date.

“Comparable Government Issue” means the euro-denominated security issued by the German federal government selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized (assuming that the Securities matured on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Price” means, with respect to any Redemption Date, (1) the average of the Reference Dealer Quotations (as defined below) for such Redemption Date, after excluding the highest and lowest such Reference Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Dealer (as defined below) appointed by the Trustee after consultation with the Issuer.

“Reference Dealer” means (1) each of Barclays Bank PLC, BofA Securities Europe SA and Citigroup Global Markets Europe AG and their respective successors; provided, however, that, if any of the foregoing shall cease to be a broker or dealer of, and/or a market maker in, German government bonds (a “Primary Bond Dealer”), the Issuer shall substitute therefor another Primary Bond Dealer, and (2) any other Primary Bond Dealers selected by the Trustee after consultation with the Issuer.

“Reference Dealer Quotations” means, with respect to each Reference Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Dealer at 11:00 a.m. London time, on the third Business Day preceding such Redemption Date.

If the Issuer redeems only some of the Securities, the Trustee shall determine by lot the Securities to be redeemed or, in the case of the Securities held in global form, pursuant to applicable procedures of the Common Safekeeper.

6.            Redemption for Tax Reasons. Subject to a period of not less than ten (10) nor more than sixty (60) days’ prior written notice to the registered Holders of the Securities to be redeemed, the Issuer may redeem the Securities at any time after the issue date and prior to the maturity date, in whole, but not in part, at a Redemption Price equal to 100% of the aggregate principal amount of Securities being redeemed, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date, on the date determined by the Issuer for early redemption, if:

A.	as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 3, 2022 (or, if a Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction on a date after March 3, 2022, on or after such later date), the Issuer has become or will become obligated to pay Additional Amounts (as defined below) with respect to the Securities; or

B.	any act is taken by a taxing authority of a Relevant Taxing Jurisdiction on or after March 3, 2022 (or, if a Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction on a date after March 3, 2022, on or after such later date), whether or not such act is taken with respect to the Issuer or any of its affiliates, that results in a substantial probability that the Issuer will be required to pay Additional Amounts on the Securities; provided in each case that the Issuer determines, in its business judgment (determined in good faith), that the obligation to pay the Additional Amounts cannot be avoided by the use of reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and would not cause the Issuer to incur material additional out-of-pocket costs, but not including assignment of the obligation to make payment with respect to the Securities).

No redemption above may be made unless (i) the Issuer shall have received an opinion of independent counsel to the effect that any such change, amendment or act described in paragraphs (A) or (B) above results in the Issuer’s requirement to pay (in the case of paragraph (A)) or a substantial probability that the Issuer will be required to pay (in the case of paragraph (B)) the Additional Amounts described herein and (ii) the Issuer shall have delivered to the Paying Agent a certificate, signed by a duly authorized officer, stating that based on such opinion, the Issuer is entitled to redeem the Securities pursuant to their terms.

7.            Additional Amounts. All payments of principal, premium, if any, and interest by or on behalf of the Issuer or the Guarantor, as the case may be, pursuant to the terms of the Securities shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the Netherlands, the United States or any other jurisdiction in which the Issuer, or the Guarantor, is incorporated, organized or otherwise resident or doing business for tax purposes or through which payment on a Security is made, or any political subdivision or taxing authority therein or thereof (such as any state of the United States or the District of Columbia) (each a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law.

In the event any withholding or deduction on payments in respect of the Securities for or on account of any present or future tax, duty, assessment or other governmental charge is required to be deducted or withheld by a Relevant Taxing Jurisdiction, the Issuer, or the Guarantor, as the case may be, shall remit the full amount required to be deducted or withheld to the relevant authority in accordance with applicable law and pay such additional amounts (the “Additional Amounts”) so that every net payment of the principal of, premium, if any, and interest on the Securities will result in receipt by each Holder of a Security of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received had no such withholding or deduction been required. The Issuer, or the Guarantor, as the case may be, will not be required, however, to make any payment of Additional Amounts for or on account of:

A.	any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection (other than a connection arising solely from the ownership of those Securities, the receipt of payments in respect of those Securities or exercise or enforcement of rights under the Securities) between the Holder of a Security (or beneficial owner of a Security), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that Holder or beneficial owner (if that Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction, including that Holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of a Relevant Taxing Jurisdiction or being or having been engaged in trade or business or present in the Relevant Taxing Jurisdiction or having had a permanent establishment in the Relevant Taxing Jurisdiction or (ii) the presentation of a Security (where presentation is required) for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

B.	any payment to a Holder of a Security that is not the sole beneficial owner of the Security, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or member of the partnership or beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficiary, settlor, member or beneficial owner received directly its beneficial or distributive share of the payment;

C.	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

D.	with respect to payments by the Guarantor, any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s or Holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

E.	any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such Securities;

F.	any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any Holder of Securities to comply (to the extent that it is legally able to do so) with a request to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the Relevant Taxing Jurisdiction of the beneficial owner or any Holder of Securities (with respect to payments by the Guarantor, including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-9 or any subsequent versions thereof or successor thereto, and, in each case, including, without limitation, any documentation requirement under an applicable income tax treaty);

G.	with respect to payments by the Guarantor, any tax, assessment or other governmental charge imposed by the United States, any state thereof or the District of Columbia (or any political subdivision or taxing authority therein or thereof) on interest received by (1) a 10 percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Guarantor, (2) a controlled foreign corporation that is related to the Guarantor within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in subparagraphs (1) through (3) of this paragraph (G);

H.	any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

I.	any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

J.	any tax, assessment or other governmental charge that is imposed or withheld in The Netherlands pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021), which for the avoidance of doubt shall include (without limitation) any such taxes withheld by the Issuer after the first indication that the Dutch revenue service (Belastingdienst) may be of the view that the Dutch Withholding Tax Act 2021 applies in relation to all or some of the Securities; or

K.	any combination of the above.

The Issuer, or the Guarantor, as the case may be, will use reasonable efforts to obtain and provide the Paying Agent with the official acknowledgment of the Relevant Taxing Jurisdiction (or, if, notwithstanding such reasonable efforts, such acknowledgment is not available, certified copies or other reasonable documentation) evidencing any payment of any taxes, duties, assessments or other governmental charges in respect of which the Issuer, or the Guarantor, as the case may be, has paid any Additional Amounts. Copies of such documentation will be made available to the holders of the Securities upon reasonable request therefor, and will be made available at the offices of the Paying Agent.

The Issuer, or the Guarantor, as the case may be, will also pay and reimburse the Holders for any present or future stamp, issue, registration, court or documentary taxes or any excise or property taxes, charges or similar levies (including any penalties, interest and other liabilities relating thereto) that arise in any Relevant Taxing Jurisdiction (or, in the case of enforcement of the Securities, the Indenture or the Guarantees, in any jurisdiction) from the execution, issuance, delivery, registration or enforcement of the Securities, the Indenture, the Guarantees or any other document or instrument in relation thereto, or any payments under or with respect to the Securities or the Guarantees (other than, in each case, in connection with a transfer of the Securities after this offering and limited, solely to the extent of such taxes, charges or similar levies that arise from the receipt of any payments of principal or interest on the Securities, to any such taxes, charges or similar levies that are not excluded under clauses (A) through (D) and (F) through (K) above).

Wherever there is mentioned, in any context in this Security, the payment of principal, premium, if any, or interest with respect to the Securities (including payments thereof made pursuant to the Guarantees), such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

8.            Repurchase at the Option of Holders upon Change of Control Repurchase Event. If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its option to redeem the Securities as described under paragraph 5 or paragraph 6 above, each Holder of the Securities will have the right to require the Issuer to purchase all or a portion (equal to €100,000 and any integral multiples of €1,000 in excess thereof) of such Holder’s Securities pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of such Holder’s Securities that are repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date.

The Issuer will be required to send a notice to each Holder of the Securities by first class mail, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Repurchase Event occurred, or at the Issuer’s option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Repurchase Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all properly tendered Securities or portions of Securities not validly withdrawn;

•	deposit with the Paying Agent the required payment for all properly tendered Securities or portions of Securities not validly withdrawn; and

•	deliver or cause to be delivered to the Trustee the repurchased Securities, accompanied by an Officers’ Certificate stating, among other things, the aggregate principal amount of repurchased Securities.

The Issuer will not be required to make a Change of Control Offer with respect to the Securities upon the occurrence of a Change of Control Repurchase Event if a third party (including the Guarantor) makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and the third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

For purposes of the foregoing, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of the Guarantor’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Guarantor or one of its Subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Guarantor or one of its Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Guarantor’s then outstanding Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•	the adoption of a plan relating to the Guarantor’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Fitch” means Fitch, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (as defined below) (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (as defined below) (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); provided, however, that the Issuer shall not be required to maintain a rating by more than two Rating Agencies (as defined below) at any time and if only two Rating Agencies provide a rating with respect to the Securities, then “Investment Grade” with respect to the Securities shall mean the applicable rating described above of such two Rating Agencies with respect to the Securities.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means each of Moody’s, S&P and Fitch, or if any of Moody’s, S&P or Fitch ceases to rate the Securities or fails to make a rating of the Securities publicly available, any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act that is selected by the Guarantor as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be; provided, however, that the Issuer shall not be required to maintain a rating by more than two Rating Agencies at any time.

“Rating Event” means the rating of the Securities shall be decreased by each of the Rating Agencies independently by one or more gradations during the Rating Period (as defined below). If the rating of the Securities by each of the Rating Agencies is Investment Grade, then “Rating Event” will mean the rating of the Securities shall be decreased by one or more gradations by each Rating Agency so that the ratings of the Securities by all of the Rating Agencies fall below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (the “Rating Period”) (which 30-day period shall be extended by no more than 60 days from the date of the occurrence of the Change of Control if the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies and each other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Securities). A Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of “Change of Control Repurchase Event”) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee under the Indenture in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

9.            Guarantee. The Securities are fully and unconditionally guaranteed by the Guarantor, as provided in Article 17 of the Indenture, on a senior unsecured basis. The Guarantee ranks equally in right of payment with all of the Guarantor’s other existing and future unsecured and unsubordinated indebtedness and is senior to any future indebtedness of the Guarantor that is subordinated to the Guarantee.

10.          Sinking Fund. No sinking fund is provided for the Securities.

11.          Denominations, Transfer, Exchange. The Securities are in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. No service charge shall be made for any registration of transfer or exchange of Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 906, 1107 or 1305 of the Indenture not involving any transfer.

12.          Persons Deemed Owners. The registered Holder of a Security may be treated as the owner of it for all purposes.

13.          Unclaimed Money. Subject to any applicable abandoned property laws, if money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuer or the Guarantor on Company Request. After that, Holders entitled to the money must look to the Issuer for payment as unsecured general creditors unless an “abandoned property” law designates another Person.

14.          Amendment, Supplement, Waiver. The Issuer, the Guarantor and the Trustee may, without the consent of the Holders of any outstanding Securities, amend, waive or supplement the Indenture or the Securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Securities may be made by the Issuer, the Guarantor and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities affected, subject to certain exceptions requiring the consent of the Holders of each Security affected thereby.

15.          Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Securities and the Indenture and the transaction complies with the terms of Article 8 of the Indenture, the predecessor corporation, subject to certain exceptions, will be released from those obligations.

16.          Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 501(6) or Section 501(7) of the Indenture) occurs and is continuing, then the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities may, or the Trustee may, declare the principal of, plus accrued interest, if any, to be due and payable immediately. If an Event of Default specified in Section 501(6) or Section 501(7) of the Indenture occurs and is continuing, the principal of and accrued interest on all of the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders of the Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require reasonable security or indemnity reasonably satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the then Outstanding Securities may direct the Trustee in its exercise of any trust or power. The Issuer and the Company must furnish an annual compliance certificate to the Trustee.

17.          No Recourse Against Others. A director, officer, employee, or stockholder, as such, of the Issuer or the Guarantor or any of their respective Affiliates shall not have any liability for any obligations of the Issuer or the Guarantor, respectively, under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of the Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

18.          Defeasance. The Indenture contains provisions (which provisions apply to this Security) for defeasance at any time of (a) the entire indebtedness of the Issuer in respect of this Security and (b) certain restrictive covenants and Defaults and Events of Default, in each case upon compliance by the Issuer with certain conditions set forth therein.

19.          Authentication & Effectuation. This Security shall not be valid until the Security Registrar signs the certificate of authentication to this Security and the Security is effectuated for or on behalf of the Common Safekeeper.

20.          Dutch Law Power of Attorney. If the Issuer is represented by (an) attorney(s) in connection with the execution of the Securities or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by each of the parties hereto, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

21.          GOVERNING LAW. THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

22.          Submission to Jurisdiction. Each of the Issuer and the Guarantor irrevocably appoints the Guarantor as its agent to receive service of process or other legal summons in any suit, action or proceeding with respect the Securities and the Guarantee and for actions brought under the United States federal or state securities laws brought in any United States federal or state court located in the Borough of Manhattan in the County and City of New York. Each of the Issuer and the Guarantor irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the County and City of New York over any suit, action or proceeding arising out of or relating to the Securities or the Guarantee and for actions brought under the United States federal or state securities laws. Service of any process, summons, notice or document by registered mail addressed to the Issuer or the Guarantor at the address in Section 105 of the Indenture or in accordance with the second preceding sentence shall be effective service of process against the Issuer or the Guarantor for any suit, action or proceeding brought in any such court. Each of the Issuer and the Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Issuer and the Guarantor and may be enforced in any other courts to whose jurisdiction the Issuer or the Guarantor is or may be subject, by suit upon judgment and in accordance with applicable law. Each of the Issuer and the Guarantor further agrees that nothing herein shall affect any Holder's right to effect service of process in any other manner permitted by law or bring a suit action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

23.          WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE GUARANTOR, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

ASSIGNMENT FORM

If you the holder want to assign this Security, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Security to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTATION OF GUARANTEE

Boston Scientific Corporation, a Delaware corporation (the “Guarantor”, which term includes any successor thereto under the Indenture (the “Indenture”) referred to in the security on which this notation is endorsed (the “Security”)), unconditionally guarantees, pursuant to the terms of the Guarantee contained in Article 17 of the Indenture, the due and punctual payment of the principal of, and any premium and interest on this Security, when and as the same shall become due and payable, whether at maturity, redemption, repayment or otherwise, all in accordance with the terms of this Security and the Indenture.

The obligations of the Guarantor to the Holders of the Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 17 of the Indenture and in the Security and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which this notation of the Guarantee is endorsed shall have been executed by the Security Registrar and the Security is effectuated for or on behalf of the Common Safekeeper.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

Dated: March 8, 2022

BOSTON SCIENTIFIC CORPORATION

By:
	Name:	[●]
	Title:	[●]

Attest:
By:
	Name:	[●]
	Title:	[●]

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized signatory of Common Service Provider to the Clearing Systems